Exhibit 99.1

Contact Information:
PTC	For PTC
Corporate Communications	WeberShandwick
Nicole Rowe	Amanda Keane
781.370.6369	617.520.7260
nrowe@PTC.com	akeane@webershandwick.com

PTC TO ACQUIRE LEADING PRODUCT DEVELOPMENT SOFTWARE
PROVIDER COCREATE FOR $250 MILLION
PTC to Offer Industry’s Most Comprehensive Modeling Suite
NEEDHAM, Mass. — October 31, 2007 — PTC (Nasdaq: PMTC), the Product Development Company®, today announced it has entered into a definitive agreement to acquire CoCreate Software GmbH, a provider of PLM and CAD modeling solutions for approximately $250 million. CoCreate, based in Sindelfingen, Germany, is privately held, has 280 employees and more than 5,000 customers globally including Agilent, Canon, Fisher Controls, Fujitsu, HP, Liebherr, Matsushita Electric, NEC, Olympus, Phoenix Contact and Seiko Epson.
With the acquisition of CoCreate, PTC will broaden its portfolio and offer support for the most comprehensive range of modeling techniques in the MCAD industry. PTC plans to integrate the CoCreate modeling solutions with the PTC Product Development System (PDS) in order to offer CoCreate customers additional product development capabilities including engineering calculations, dynamic publishing, visualization, high-speed machining, and enterprise content and process management, and ultimately, the option of using their modeling solutions also as part of the PTC PDS.
With revenue of approximately $80 million and substantial non-GAAP operating margins in the last twelve months, PTC expects the acquisition will be accretive to non-GAAP earnings and operating margins in the second quarter of fiscal 2008. Due to the lower level of deferred maintenance revenue that PTC will be permitted to record under purchase accounting as compared to the level of deferred maintenance revenue recorded by CoCreate, PTC expects that the acquisition will be dilutive to GAAP EPS in 2008, but accretive to GAAP EPS in 2009 and beyond. The acquisition is expected to close in December 2007, subject to customary conditions including regulatory approval.
“PTC is dedicated to providing product development organizations with the solutions that they need to be successful in an incredibly competitive global marketplace,” said C. Richard Harrison, president and CEO of PTC. “As experts in product development, we are constantly evaluating technologies that address the business challenges of our customers. This acquisition is compelling as it enhances PTC’s product portfolio while also contributing in a meaningful way to earnings and operating margin. The satisfaction of CoCreate’s customers will be a major focus for PTC. We are committed to protecting and enhancing the investment that these customers have made in CoCreate solutions and we plan to also offer additional complementary PTC solutions in order to bring them even more value.”

With this acquisition, PTC embraces all the accepted approaches to modeling — parametric, explicit, derived and 2D. Any of these modeling techniques combined with the PTC PDS offers customers a competitive advantage unmatched by any other vendor in the industry.
“The combination of PTC and CoCreate products will enable PTC to offer the manufacturing industry the flexibility to select the most appropriate modeling software for their business requirements from a financially secure, trusted worldwide product development technology leader,” said Jim Heppelmann, executive vice president and chief product officer of PTC. “Each modeling approach has its own advantages, and only PTC will have an objective view that allows us to map the appropriate modeling approach to a given customer situation, yet encase that modeling approach in a full product development system. In line with industry trends, we expect the majority of our modeling business will continue to come from our flagship parametric solution, Pro/ENGINEER®. CoCreate customers who prefer explicit modeling will now have a complete product development system as a viable option.”
“Offering high quality products that deliver significant customer value has always been a key tenet of CoCreate’s business strategy,” said William M. Gascoigne, CEO, CoCreate. “PTC’s plan to support and further develop CoCreate solutions as well as provide an integration to PTC’s product development system will provide our customers with additional technology choices, and even greater opportunities for product development success.”
PTC plans to finance the acquisition and related expenses with a combination of $50 million of cash and $210 million of debt from its existing credit facility.
Wachovia Securities has acted as exclusive financial adviser to PTC in connection with the transaction. CoCreate is a portfolio company affiliated with HBK Capital Management.
PTC will discuss the acquisition on its fourth quarter and fiscal 2007 earnings conference call and live webcast on October 31, 2007 at 10 a.m. ET. In addition, the live webcast may be accessed on PTC’s web site at www.ptc.com/for/investors.htm. To access the live call, please dial 888-566-8560 (in the U.S.) or +1-517-623-4768 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on November 5, 2007. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 203-369-3752.
The timing of any product release or integration, including any features or functionality, will be determined as part of PTC’s release schedule after the acquisition closes, and subject to change at PTC’s discretion.
About CoCreate
CoCreate Software is a provider of PLM and CAD software. Over 5,000 manufacturing companies on active support, predominantly in the high-tech and electronics and heavy machinery industries, depend on CoCreate in order to achieve speed and flexibility in their modeling processes. CoCreate is the world’s #1 provider of explicit modeling software. CoCreate generated approximately $80 million of revenue during the last 12 months.

About PTC
PTC (Nasdaq: PMTC) provides leading product lifecycle management (PLM), content management and dynamic publishing solutions to more than 50,000 organizations worldwide. PTC customers include the world’s most innovative companies in manufacturing, publishing, services, government and life sciences industries. PTC is included in the S&P Midcap 400 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.
This news release contains forward-looking statements, including statements about completion of the transaction, future sales, earnings and operating margins, integration of the companies’ technologies, and anticipated debt levels. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including the following: we may be unable to satisfy the closing conditions, which include obtaining regulatory approvals, and complete the transaction; we may be unable to successfully operate the businesses to achieve the expected increases in earnings and operating margins; we may be unable to successfully develop and integrate the technology necessary to offer an integrated solution that complements PTC’s product development system; we may be unable to retain and maintain relationships with key employees, customers and other strategic partners of CoCreate; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q.